Exhibit 99.1

Asensus Surgical, Inc. Reports Operating and Financial Results for the Fourth Quarter and Full Year 2021

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 28, 2022-- Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company that is digitizing the interface between the surgeon and the patient to pioneer a new era of Performance-Guided Surgery™, today announced its operating and financial results for the fourth quarter and full year 2021.

Fourth Quarter Highlights

●	Over 500 procedures were performed globally during the quarter, representing growth of 30% over the fourth quarter 2020
●	Six Senhance Surgical Programs were initiated during the quarter
●	Fourth quarter revenue of $2.5 million

Year-End Highlights

●	Over 2,100 procedures performed globally, representing 44% growth compared to 2020
●	10 Senhance Surgical Programs were initiated
●	Received four regulatory clearances:
○	FDA 510(k) clearance for expansion of machine vision capabilities for the Intelligent Surgical Unit™ (ISU™)
○	FDA 510(k) clearance for articulating instruments
○	Expanded FDA 510(k) clearance for general surgery indication
○	CE Mark approval for the ISU
●	Full year 2021 revenue of $8.2 million, representing growth of 159% over the prior year
●	The Company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash, of approximately $135.8 million at December 31, 2021

"Despite the macro headwinds that persisted throughout the year, we were able to significantly grow our active installed base, drive the highest procedure volumes in Senhance’s commercial history, and make great strides with the development and expansion of our portfolio. We continue to believe that there is a critical need to elevate the way surgery is performed globally by bringing clinical intelligence to the OR, and the growth we achieved in 2021 validates the clinical utility Senhance delivers to surgeons and hospitals,” said Anthony Fernando, Asensus Surgical President and CEO. “As we look towards 2022, we expect to continue to drive the global adoption of Senhance through our market development and portfolio expansion efforts while at the same time focusing on the ongoing development of the platform’s innovative digital capabilities to deliver on the promise of Performance-Guided Surgery."

Upcoming 2022 Milestones

For the full year 2022, the Company expects to initiate 10 - 12 new Senhance Surgical Systems.

During the second half of 2022, the Company expects to achieve the following commercial and regulatory milestones:

●	Full scale commercialization of articulating instruments globally
●	File a 510(k) for FDA clearance of Senhance for pediatric indication
●	Receive CE Mark for expanded machine vision capabilities for the ISU

Market Development

2021 Senhance Program Initiations

Throughout 2021, the Company completed 10 Senhance Surgical Program initiations: one in the US, six in EMEA, and three in Asia.

During the fourth quarter of 2021, the Company initiated six programs, one in the US, three in EMEA, and two in Asia.

Procedure Volumes

In 2021, surgeons performed over 2,100 procedures utilizing the Senhance System, representing a 44% increase over the previous year. Compared to 2020, US-based procedure volumes increased 95%, EMEA increased 42%, and Asia increased 18%. These procedures included general surgery, gynecology, urology, bariatric, and colorectal surgical cases.

Clinical Validation

During 2021, there were 21 peer-reviewed clinical papers published providing further support for the clinical utility of the Senhance System across a variety of surgical specialties.

Portfolio Expansion

Performance-Guided Surgery (PGS)

As an organization, the Company’s goal is to revolutionize the way surgery is performed. The fact that there are complications with one in five surgeries is unacceptable, and, more importantly, avoidable. The Company is helping to unlock clinical intelligence and capabilities to reduce surgical variability and the complications associated with it. PGS builds upon the foundation of Digital Laparoscopy by adding machine vision, augmented intelligence, and deep learning capabilities. These capabilities shift the promise of consistently superior surgery into practice regardless of a surgeon’s experience or skill level by guiding improved decision making, enriching collaboration, and enhancing predictability.

Expanded Global ISU Machine Vision Capabilities

In September 2021, the Company announced that it had received 510(k) clearance from the FDA for an expansion of machine vision capabilities on the previously cleared ISU. The ISU is utilized with the Senhance System which enables Digital Laparoscopy. The initial features of the ISU enable machine vision-driven control of the camera for a surgeon by responding to commands and recognizing certain objects and locations in the surgical field, and allow a surgeon to change the visualized field of view using the movement of their instruments. The newest ISU features expanded upon these capabilities and introduced more advanced features including: real-time 3D measurement, digital tagging, image enhancement, and enhanced camera control based on real-time data from anatomical structures while performing surgery. This is the first time any of these features will be clinically available in soft-tissue abdominal surgery.

Articulating Instrument Clearance

In July 2021, the Company announced that it had received 510(k) clearance for 5mm articulating instruments, which offer better access to difficult-to-reach areas of the anatomy.

General Surgery Indication Expansion

In March 2021, the Company announced that it had received an additional FDA clearance for the Senhance Surgical System which allows for indication expansion in general surgery in the US.

CE Mark for Intelligent Surgical Unit

In January 2021, the Company announced that it had received CE Mark approval for the ISU that enables machine vision capabilities on the Senhance System. This approval will provide Senhance Digital Laparoscopy programs in Europe access to this technology.

Fourth Quarter Financial Results

For the three months ended December 31, 2021, the Company reported revenue of $2.5 million as compared to revenue of $1.1 million in the three months ended December 31, 2020. Revenue in the fourth quarter of 2021 included $1.7 million in system revenue, $0.5 million in instruments and accessories, and $0.3 million in services.

For the three months ended December 31, 2021, total operating expenses were $15.9 million, as compared to $14.2 million, in the three months ended December 31, 2020.

For the three months ended December 31, 2021, net loss was $15.9 million, or $0.07 per share, as compared to a net loss of $13.8 million, or $0.13 per share, in the three months ended December 31, 2020.

Adjusted net loss is a non-GAAP financial measure. See the reconciliation of GAAP to Non-GAAP Measures below. For the three months ended December 31, 2021, the adjusted net loss was $15.7 million, or $0.07 per share, as compared to an adjusted net loss of $9.7 million, or $0.9 per share in the three months ended December 31, 2020, after adjusting for the following charges: amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, and restructuring and other charges, all of which are non-cash charges.

Balance Sheet Updates

The Company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash of approximately $135.8 million as of December 31, 2021.

Conference Call

Asensus Surgical, Inc. will host a conference call on Monday, February 28, 2022, at 4:30 PM ET to discuss its fourth quarter and fiscal year 2021 operating and financial results. To listen to the conference call on your telephone, please dial 1-855-327-6837 for domestic callers and 1-631-891-4304 for international callers, and reference conference ID 10017809 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link https://ir.asensus.com/events-and-presentations. The replay will be available on the Company’s website.

About Asensus Surgical, Inc.

Asensus Surgical, Inc. is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery by unlocking clinical intelligence for surgeons to enable consistently superior outcomes and a new standard of surgery. This builds upon the foundation of Digital Laparoscopy with the Senhance Surgical System powered by the Intelligent Surgical Unit (ISU) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare. Learn more about Performance-Guided Surgery and Digital Laparoscopy with the Senhance Surgical System here: www.senhance.com. Now available for sale in the US, EU, Japan, Russia, and select other countries. For a complete list of indications for use, visit: www.senhance.com/indications. For more information, visit www.asensus.com.

Forward-Looking Statements

This press release includes statements relating to the Senhance System and our 2021 results. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether we will be able to continue to progress our strategic plan in 2022, including achieving our commercial and regulatory milestones; whether the growth we achieved in 2021 validates the clinical utility the Senhance System delivers to surgeons and hospitals; whether we can continue to drive the global adoption of Senhance through our market development and portfolio expansion efforts while at the same time focusing on the ongoing development of the platform’s innovative digital capabilities to deliver on the promise of Performance-Guided Surgery; whether we will initiate 10-12 new Senhance Surgical Systems placements in 2022; whether we can continue to increase Senhance System placements and sales; and whether we can continue to add foundational sites and receive regulatory clearances and approvals that we seek. For a discussion of the risks and uncertainties associated with the Company’s business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Asensus Surgical, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Product	$2,136	$620	$6,712	$1,612
Service	340	488	1,520	1,563
Total revenue	2,476	1,108	8,232	3,175
Cost of revenue:
Product	1,457	(99)	7,974	2,254
Service	830	691	3,122	2,912
Total cost of revenue	2,287	592	11,096	5,166
Gross profit (loss)	189	516	(2,864)	(1,991)
Operating Expenses:
Research and development	6,575	3,752	19,348	16,621
Sales and marketing	3,229	2,774	13,395	13,064
General and administrative	5,926	3,712	19,323	14,137
Amortization of intangible assets	2,721	2,837	11,254	10,801
Change in fair value of contingent consideration	(2,578)	1,154	(1,565)	2,924
Restructuring and other charges	—	(8)	—	851
Total Operating Expenses	15,873	14,221	61,755	58,398
Operating Loss	(15,684)	(13,705)	(64,619)	(60,389)
Other Income (Expense):
Gain on extinguishment of debt	—	—	2,847	—
Change in fair value of warrant liabilities	—	(130)	(1,981)	(336)
Interest income	337	2	590	35
Interest expense	(293)	(19)	(370)	(19)
Employee retention tax credit	—	—	1,311	—
Other expense, net	(12)	(67)	(15)	(119)
Total Other Income (Expense), net	32	(214)	2,382	(439)
Loss before income taxes	(15,652)	(13,919)	(62,237)	(60,828)
Income tax (expense) benefit	(229)	130	(225)	1,516
Net loss	(15,881)	(13,789)	(62,462)	(59,312)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	(412)
Deemed dividend related to conversion of preferred stock into common stock	—	—	—	(299)
Net loss attributable to common stockholders	(15,881)	(13,789)	(62,462)	(60,023)
Comprehensive loss:
Net loss	(15,881)	(13,789)	(62,462)	(59,312)
Foreign currency translation (loss) gain	(588)	2,147	(2,985)	4,338
Unrealized loss on available-for-sale investments	(194)	—	(247)	—
Comprehensive loss	$(16,663)	$(11,642)	$(65,694)	$(54,974)

Net loss per common share attributable to common stockholders – basic and diluted	$(0.07)	$(0.13)	$(0.28)	$(0.85)

Weighted average number of shares used in computing net loss per common share – basic and diluted	234,851	103,783	226,960	70,809

Asensus Surgical, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

(Unaudited)

	December 31,	December 31,
	2021	2020

Assets
Current Assets:
Cash and cash equivalents	$18,129	$16,363
Short-term investments, available-for-sale	80,262	—
Accounts receivable, net	749	1,115
Inventories	8,634	10,034
Prepaid expenses	3,255	3,535
Employee retention tax credit receivable	1,311	—
Other current assets	957	2,966
Total Current Assets	113,297	34,013
Restricted cash	1,154	1,166
Long-term investments, available-for-sale	37,435	—
Inventories, net of current portion	7,074	8,813
Property and equipment, net	10,971	10,342
Intellectual property, net	9,892	22,267
Net deferred tax assets	288	307
Operating lease right-of-use assets, net	5,348	1,164
Other long-term assets	1,014	186
Total Assets	$186,473	$78,258
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,448	$1,965
Accrued expenses	5,176	5,615
Operating lease liabilities – current portion	683	686
Deferred revenue	543	789
Notes payable – current portion, net of debt discount	—	1,228
Total Current Liabilities	9,850	10,283
Long Term Liabilities:
Contingent consideration	2,371	3,936
Noncurrent operating lease liabilities	5,006	628
Notes payable, less current portion	—	1,587
Warrant liabilities	—	255
Total Liabilities	17,227	16,689
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at December 31, 2021 and 2020; 235,218,552 and 116,231,072 shares issued and outstanding at December 31, 2021 and 2020, respectively	235	116
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding at December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	954,649	781,397
Accumulated deficit	(785,374)	(722,912)
Accumulated other comprehensive income	(264)	2,968
Total Stockholders’ Equity	169,246	61,569
Total Liabilities and Stockholders’ Equity	$186,473	$78,258

Asensus Surgical, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Years Ended
	December 31,
	2021	2020
Operating Activities:
Net loss	$(62,462)	$(59,312)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	2,857	2,898
Amortization of intangible assets	11,254	10,801
Amortization of discounts and premiums on investments, net	409	—
Stock-based compensation	9,429	7,911
Gain on extinguishment of debt	(2,847)	—
Deferred tax expense (benefit)	225	(1,516)
Bad debt expense	144	—
Change in inventory reserves	(492)	(3,034)
Change in fair value of warrant liabilities	1,981	336
Change in fair value of contingent consideration	(1,565)	2,924
Changes in operating assets and liabilities:
Accounts receivable	174	(447)
Inventories	(611)	(4,164)
Operating lease right-of-use assets	(4,254)	1,106
Prepaid expenses	146	824
Employee retention tax credit receivable	(1,311)	—
Other current and long-term assets	902	366
Accounts payable	1,614	(1,758)
Accrued expenses	(475)	(2,219)
Deferred revenue	(229)	(105)
Operating lease liabilities	4,452	(1,203)
Other long-term liabilities	—	(83)
Net cash and cash equivalents used in operating activities	(40,659)	(46,675)
Investing Activities:
Purchase of available-for-sale investments	(122,330)	—
Proceeds from maturities of available-for-sale investments	4,030	—
Purchase of property and equipment	(1,368)	(3)
Net cash and cash equivalents used in investing activities	(119,668)	(3)
Financing Activities:
Proceeds from issuance of common stock, preferred stock and warrants under 2020 financing, net of issuance costs	—	13,478
Proceeds from issuance of common stock, net of issuance costs	131,929	33,847
Proceeds from notes payable, net of issuance costs	—	2,815
Taxes paid related to net share settlement of vesting of restricted stock units	(1,063)	(36)
Payment of contingent consideration	—	(74)
Proceeds from exercise of stock options and warrants	30,839	3,340
Net cash and cash equivalents provided by financing activities	161,705	53,370
Effect of exchange rate changes on cash and cash equivalents	376	270
Net increase in cash, cash equivalents and restricted cash	1,754	6,962
Cash, cash equivalents and restricted cash, beginning of period	17,529	10,567
Cash, cash equivalents and restricted cash, end of period	$19,283	$17,529

	Years Ended
	December 31,
	2021	2020
Supplemental Disclosure for Cash Flow Information:
Cash paid for taxes	$170	$82

Supplemental Schedule of Non-cash Investing and Financing Activities:
Transfer of inventories to property and equipment	$3,244	$8,113
Right-of-use assets recognized related to new lease obligations	$5,119	$—
Reclass of warrant liability to common stock and additional paid-in-capital	$2,236	$—
Exchange of common stock for Series B Warrants	$—	$2,470
Transfer of in-process research and development to intellectual property	$—	$2,425
Deemed dividend related to beneficial conversion feature of preferred stock	$—	$412
Deemed dividend related to conversion of preferred stock into common stock	$—	$299
Conversion of preferred stock to common stock	$—	$79

Asensus Surgical, Inc.
Reconciliation of Non-GAAP Measures
Adjusted Net Loss and Adjusted Net Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net loss attributable to common stockholders (GAAP)	$(15,881)	$(13,789)	$(62,462)	$(60,023)

Adjustments
Amortization of intangible assets	2,721	2,837	11,254	10,801
Change in fair value of contingent consideration	(2,578)	1,154	(1,565)	2,924
Change in fair value of warrant liabilities	—	130	1,981	336
Restructuring and other charges	—	(8)	—	851
Gain on extinguishment of debt	—	—	(2,847)	—
Employee retention tax credit	—	—	(1,311)	—
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	412
Deemed dividend related to conversion of preferred stock into common stock	—	—	—	299
Adjusted net loss attributable to common stockholders (Non-GAAP)	$(15,738)	$(9,676)	$(54,950)	$(44,400)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss per share attributable to common stockholders (GAAP)	$(0.07)	$(0.13)	$(0.28)	$(0.85)

Adjustments
Amortization of intangible assets	0.01	0.03	0.05	0.15
Change in fair value of contingent consideration	(0.01)	0.01	(0.01)	0.04
Change in fair value of warrant liabilities	—	—	0.01	—
Restructuring and other charges	—	—	—	0.01
Gain on extinguishment of debt	—	—	(0.01)	—
Employee retention tax credit	—	—	—	—
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	0.01
Deemed dividend related to conversion of preferred stock into common stock	—	—	—	0.01
Adjusted net loss per share attributable to common stockholders (Non-GAAP)	$(0.07)	$(0.09)	$(0.24)	$(0.63)

The non-GAAP financial measures for the three months and year ended December 31, 2021 and 2020, provide management with additional insight into the Company’s results of operations from period to period without non-recurring and non-cash charges, and are calculated using the following adjustments:

a)   Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.

b)   Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a Monte-Carlo simulation utilizing significant unobservable inputs including the probability of achieving each of the potential milestones, revenue volatility, and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

c)   The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

d)   Beginning in the fourth quarter of 2019 and continuing into the first quarter of 2020, we implemented a restructuring plan to reduce operating expenses as we continue the global market development of the Senhance platform. During the first quarter of 2020, the Company continued the restructuring efforts with additional headcount reductions, which resulted in $0.9 million in severance costs in the year ended December 31, 2020.

e) During the second quarter of 2021, the Company received notification from the U.S. Small Business Administration (the “SBA”) that the principal amount of its Paycheck Protection Program loan (“PPP loan”) of $2.8 million and related interest had been forgiven.  Gain on extinguishment of debt of $2.8 million was recognized for the year ended December 31, 2021, in the consolidated statement of operations and comprehensive loss.

f) During the third quarter of 2021, the Company submitted a refund for incurred employee payroll taxes of $1.3 million under the Employee Retention Tax Credit provision as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). A corresponding tax credit receivable of $1.3 million was recorded on the consolidated balance sheet at December 31, 2021.

g) During the first quarter of 2020, the Company closed an underwritten public offering under which it issued, as part of units and the exercise of an over-allotment option, 25,367,646 Series C Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share, and 25,367,646 Series D Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share. The Company concluded that the Series C Warrants and Series D Warrants are considered equity instruments. The fair value of the Series C and Series D Warrants on the issuance date was determined using a Black-Scholes Merton model. The unit proceeds were then allocated to the Series A preferred stock, Series C Warrants, and Series D Warrants, respectively, based on their relative fair values. As a result, the Company determined that a beneficial conversion feature was created by the difference between the effective conversion price of the Series A preferred stock of $0.37 and the fair value of the Company's common stock as of the issuance date of $0.42. The Company therefore recorded a beneficial conversion charge of $0.4 million as an immediate charge to loss available to common stockholders for the year ended December 31, 2020. Upon conversion of the Series A preferred stock to common stock, an additional deemed dividend of $0.3 million was recorded as an immediate charge to loss available to common stockholders for the year ended December 31, 2020.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie, 443-213-0499

invest@asensus.com

MEDIA CONTACT:

Kristin Schaeffer, 858-354-8850

CG Life

kschaeffer@cglife.com